SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Dated February 26, 2008

of

ZALE CORPORATION

A Delaware Corporation

IRS Employer Identification No. 75-0675400

SEC File Number 001-04129

901 West Walnut Hill Lane

Irving, Texas  75038

(972) 580-4000

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Securities Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Securities Act (17 CFR 240.13e-2(c))

Item 2.05.              Costs Associated with Exit or Disposal Activities

                On February 27, 2008, Zale Corporation announced a program designed to enhance the Company’s profitability and improve overall effectiveness.  The program consists of organizational streamlining, primarily involving a reduction in headquarters staff, a reduction in planned capital spending, continued optimization of the Company’s store portfolio including closure of certain underperforming stores, and a reduction in inventory.  The Company intends to eliminate approximately 140 filled and 85 open positions, reduce capital spending from an expected $85 million in fiscal 2008 to approximately $45 million in fiscal 2009, close 23 underperforming locations, and reduce inventory by $100 million.

                The anticipated total program cost, including severance-related benefits of approximately $2 million, is expected to be less than $4 million pre-tax and will be incurred largely in the Company’s fiscal third quarter ending April 30, 2008.  Of this amount, substantially all will be future cash expenditures.

Item 5.02               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2008, Zale Corporation entered into a Settlement and Release Agreement with John A. Zimmermann.  As provided in Mr. Zimmermann’s employment agreement, (a) he will receive eighteen months of his base salary as in effect at the time of his termination of employment (these payments will amount to an aggregate of $648,758.77), (b) until August 6, 2008, he will be eligible to continue medical insurance coverage at the same employee rates that he previously paid, and thereafter will be eligible to continue medical insurance coverage in accordance with COBRA, and (c) he will be paid $210,240.75 in cash, representing his accrued vacation, vested benefits under the Zale Supplemental Executive Retirement Plan, and accrued bonus.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits

10.1                         Settlement and Release Agreement with John A. Zimmermann

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ZALE CORPORATION

	By:	/s/ Rodney Carter
Rodney Carter
Executive Vice President, Chief Financial Officer and Chief Administrative Officer
March 3, 2008